Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” in this Registration Statement on Form S-1 (“Registration Statement”) and to the inclusion in the Registration Statement of our report, dated March 29, 2017, on our audits of the consolidated financial statements of Two Rivers Water & Farming Company as of and for the years ended December 31, 2016 and 2015.

Eide Bailly Signature

Denver, Colorado

February 9, 2018